UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Soliciting Material Pursuant to §240.14a-12
MYERS INDUSTRIES, INC.

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NYSE: MYE
Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592

Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592
The Nation’s Three Leading Proxy Advisory Firms
Recommend In Favor of Election of Board’s
Director Nominees at Myers Industries
April 22, 2010, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today announced that three leading proxy advisory firms — RiskMetrics Group Inc.; Glass, Lewis & Co. LLC; and PROXY Governance, Inc. — have recommended that shareholders vote FOR the election of all of the Company’s Board of Directors nominees on the WHITE proxy card at the 2010 Annual Meeting of Shareholders. The analyses and recommendations of these three proxy advisory firms are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.
The firms also recommended shareholder approval for ratification of KPMG LLP as the Company’s independent auditors (Proposal 2). The recommendations were issued to each proxy firm’s respective subscribers.
The Company’s Annual Meeting of Shareholders will be held on April 30, 2010, at 9 a.m. ET, at the Louis S. Myers Training Center in Akron, Ohio.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported 2009 net sales from continuing operations of $701.8 million. Visit www.myersind.com to learn more.

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